PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 15, 2021)	Registration No. 333-259336

NRX Pharmaceuticals, Inc.

2,935,818 Shares of Common Stock

2,863,637 Shares of Common Stock Issuable Upon Exercise of Investment Options

 ________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated September 15, 2021 (the “Prospectus”), related to the resale, from time to time, of up to 2,927,273 shares of common stock, par value $0.001 per share (the “Common Stock”), of NRX Pharmaceuticals, Inc. (“NRx”) by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) and 8,545 shares of Common Stock by certain service providers (including their pledgees, donees, transferees or other successors-in-interest) identified in the Prospectus and the issuance by NRx of up to 2,863,637 shares of Common Stock upon the exercise of investment options, with the information contained in NRx’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2021 (the “Current Report”). Accordingly, NRx has attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and, if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “NRXP” and NRx’s warrants are listed on Nasdaq under the symbol “NRXPW”. On October 20, 2021, the closing sale price of the Common Stock as reported on Nasdaq was $11.09, and the closing sale price of NRx’s warrants as reported on Nasdaq was $4.94.

NRx is an “emerging growth company” under the federal securities laws and, as such, has elected to comply with certain reduced public company disclosure requirements. See “Prospectus Summary–Implications of Being an Emerging Growth Company” beginning on page 3 of the Prospectus and in any applicable prospectus supplement.

NRx’s business and investment in the Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2021 (October 15, 2021)

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38302	82-2844431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Orange Street, Suite 600 Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(484) 254-6134

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 15, 2021, NRX Pharmaceuticals, Inc. (the “Company”) entered into a Shareholder Agreement (the “Agreement”) with Shimshon Hen and David Sepiashvili, each an Israeli citizen (collectively, the “Shareholders”), which sets out the framework for the establishment of a new joint venture between the Company and the Shareholders (“VaccineCo”) that will be responsible for the development and commercialization of the BriLifeTM vaccine (the “Vaccine”).

The Shareholders have worked with the Company in successfully bidding for and signing a Memorandum of Understanding with the Ministry of Defense of the State of Israel via the Israel Institute for Biological Research under which the Company has been granted the exclusive, worldwide right to develop the Vaccine (the “MoU”). In addition, the Shareholders successfully assisted the Company in obtaining the emergency use authorization for ZyesamiTM in the Nation of Georgia and continues to interface with regulatory authorities in the region.

The Agreement provides that the Company will hold 60% of the equity interest in VaccineCo with the Shareholders holding the remaining 40%. VaccineCo is expected to have a four-member board of directors (the “Board”), and the Company and the Shareholders will each be entitled to appoint two members to the Board. All financial decisions of the Board will require the consent of 75% of its members. Under the Agreement, the Company will receive 60%, and the Shareholders will receive 40%, of all net profits derived from all related rights, title and interests in, and sales of, the Vaccine. The parties will work with the Company’s tax, regulatory and legal advisors in its selection of the appropriate jurisdiction of formation for VaccineCo.

Among others, the Agreement requires the Shareholders to:

•	take any and all necessary actions to support the negotiation and execution of an exclusive license agreement to the Company and/or VaccineCo for the development and marketing of the Vaccine;
•	assist in obtaining all permits, licenses and approvals from all local, regional and national governmental departments and other regulatory health authorities, including the European Medicines Agency and the World Health Organization, as applicable, which are necessary for the Company and/or VaccineCo to advance the current clinical trials of the Vaccine in Georgia and to commence clinical trials of the Vaccine in Ukraine and such other countries as the parties shall agree;
•	assist the Company and/or VaccineCo in furthering, organizing and/or commencing clinical trials of the Vaccine in each of the abovementioned countries;
•	market and sell the Vaccine, once approved, in all countries of the Caucasus region, Russia, Peru, and such other countries as the parties shall agree; and
•	pay 40% of all costs of developing, marketing, and selling the Vaccine.

In consideration for the Shareholders’ commencement of work under the Agreement as consultants to the Company prior to the formation of VaccineCo, the Agreement provides that the Company will grant the Shareholders 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). On October 20, 2021, the Shares were issued by the Company to the Shareholders under the Company’s 2021 Omnibus Incentive Plan.

The Agreement contains standard and customary provisions relating to confidentiality, protection of the Company’s intellectual property rights and compliance with applicable laws, including the Foreign Corrupt Practices Act, and the Company’s procedures for engaging sales agents and other local representatives to assist the Shareholders in the performance of their services. The Agreement has a term contemporaneous with the Company’s involvement with the Vaccine under the MoU or any license granted pursuant thereto. Either party may terminate the Agreement with thirty (30) days’ prior written notice following a breach by the other party.

The Agreement does not purport to include all matters that will need to be addressed between the Company and the Shareholders in connection with the establishment and operation of VaccineCo, but is intended to serve as a framework for commencing work and may be amended to address additional issues as the development of the Vaccine progresses.

Item 8.01	Other Events.

The Company has been granted a business charter in Luxembourg for Succursale(s) luxembourgeoise(s) de NRx Pharmaceuticals, Inc. (the Luxembourg branch of NRx Pharmaceuticals, Inc.). The registered business purpose as stated in the business charter is to develop and market pharmaceuticals and vaccines against COVID-19 and depression.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date:	October 21, 2021	By:	/s/ Alessandra Daigneault
		Name:	Alessandra Daigneault
		Title:	General Counsel and Corporate Secretary

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